Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

PHARMATHENE, INC.

PharmAthene, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

ARTICLE I

NAME

The name of this corporation is Altimmune, Inc. (the “Corporation”).

SECOND: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be signed this 4th day of May, 2017.

PHARMATHENE, INC.

By:	/s/ William Enright
Name:	William Enright
Title:	Chief Executive Officer

[Signature Page to Amendment to Charter]